Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q2 2008 Casey’s General Stores Earnings Conference Call

Event Date/Time: Dec. 04. 2008 / 9:30AM CT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores—CFO

CONFERENCE CALL PARTICIPANTS

Megan O’Hara

Friedman, Billings, Ramsey Group, Inc.—Analyst

Alex Bissen

FTN Midwest—Analyst

Ben Brownlow

Morgan Keegan & Co., Inc.—Analyst

Anthony Lebiedzinski

Sidoti & Company—Analyst

Karen Howland

Barclays Capital—Analyst

Mike Smith

Kansas City Capital—Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second quarter 2009 Casey’s General Stores earnings conference call. My name is Francine and I will be your coordinator for today. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s conference, Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir

Bill Walljasper —Casey’s General Stores—CFO

Thank you, Francine. Good morning and thank you for joining to us discuss Casey’s results for the second quarter of fiscal 2009, ended October 31st. I am Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here. I hope all of you have had the time to see a press release. If you haven’t, please let me know and I will be sure a copy is forwarded to you.

Before I begin, I remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2008 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise. I’ll take a few minutes to summarize the quarter, then open for questions.

As most of you have seen, the Company had a solid quarter in spite of a challenging environment with earnings per share from continuing operations of $0.54, compared to $0.55 a year ago. Earnings were driven by a higher than normal gasoline margin, increased sales inside the store, and margin expansion in the grocery and other merchandise category.

For the second straight quarter we experienced a favorable gasoline environment resulting in an average margin of $0.137 per gallon for the quarter, compared to $0.136 a year ago. Gross profit in this category was up slightly to $43.5 million. The average retail price of gasoline in the quarter was $3.25 per gallon, compared to $2.73 a year ago. As a result of the higher retail prices, we did experience some elasticity in demand with same-store gallon up 0.2% in the quarter and up 0.3% year-to-date. However, over the later part of the second quarter gasoline prices dropped significantly which enabled us to achieve a 3.1% same-store gallon increase in October. Lower retail prices continued to benefit same-store gallons in November.

Sales continue to be strong in the grocery and other merchandise category and the overall margin is improving. For the quarter, total sales were up 6% to $265.1 million, with an average margin of 33.9%, up over 80 basis points from the same period a year ago. Same-store sales for the quarter were up 4.9% while gross profit rose 8.5% to nearly $90 million. Every area in this category experienced solid gross profit gains especially in the cooler and from cigarettes. We saw cigarette pack sales rise to over 68% in the second quarter, compared to 66% in the same period a year ago. We are pleased with the gains that we’ve been able achieve in this category, especially in light of the higher retail gasoline environment and a more challenging economy.

Same-store customer count remained solid in the quarter, up nearly 2%. Same-store sales in November continued to be strong.

The prepared food category continues to perform exceptionally well. Total sales were up 11% to $87.8 million for the quarter. Same-store sales in the second quarter were up 9.3% with an average margin of 60.6%, down about 240 basis points from the second quarter last year; primarily due to the higher cost of cheese. The average cost of cheese this quarter was approximately $2.10 per pound, compared to $1.60 a pound last year.

Year-to-date same-store sales were up 10.8% with an average margin of 60.5%. The sales increase was primarily due to the continued popularity of our menu offerings and strategic price increases taken earlier in the year. The price increases account for about 3% to 4% of the same-store sales increase. The strong same-store sales trend continues in November.

At the six-month mark, operating expenses are up 9.6%. For the quarter, operating expenses rose 10.3%, primarily due to several large health insurance claims that came through late in the quarter, higher diesel fuel expense, and a 22% increase in credit card fees. Without the effect of these three items, expenses would have been up about 7%. The average cost of diesel fuel this quarter was approximately $3.70 per gallon compared to $2.96 a year ago. We should start to have more favorable comparisons as we head into the last half of the year. We did experience a slowing in the rise of credit card fees and transactions in October. Given the lower gasoline price environment, we should see softer fees going forward.

Our balance sheet continues to be strong. At the end of the quarter, cash and cash equivalents were $137.8 million and shareholders equity rose to $698 million, up $50.6 million from the end of the fiscal year. We continue to pay down debt. Long-term debt net of current maturities was down $12.2 million to $169.3 million. At the end of the quarter our average long-term debt, the average total capital ratio including the current portion, was about 26%.

On the income statement, total revenue in the quarter was up 16.8% to $1.4 billion, driven by solid sales increases in the categories I mentioned previously, and a higher retail price of gasoline. The number of basic shares outstanding in the quarter was 50,784,545 and the diluted share count was 50,963,211. We generated $70.4 million of cash flow from operations, and capital expenditures were up over $20 million to $68.1 million due to increased store growth and construction activity from a year ago. We anticipate this to increase in future quarters as we accelerate new store openings and continue to work on additional acquisition opportunities.

This quarter we opened four new store constructions and completed four acquisitions. Year-to-date, we have acquired 11 stores and built four. As indicated in the press release, we are on pace to build approximately 20 new stores by the end of the fiscal year and we remain optimistic about long-term acquisition opportunities. Our store count at the end of this quarter was 1,463 corporate stores and three franchise stores.

That completes my review for the quarter. We’ll go ahead and take your questions now.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Our first question comes from the line of Karen Short of FBR. Please proceed.

Megan O’Hara —Friedman, Billings, Ramsey Group, Inc.—Analyst

Hi. This is Megan O’Hara on for Karen Short.

Bill Walljasper —Casey’s General Stores—CFO

Hi Megan.

Megan O’Hara —Friedman, Billings, Ramsey Group, Inc.—Analyst

Hi. I was hoping you could give some comments on what you are seeing for gas margins for first few weeks of three Q and, also, what your outlook is for margins for the remainder of ‘09.

Bill Walljasper —Casey’s General Stores—CFO

Well, it’s hard to give an outlook for the remainder of ‘09 because, as you know Megan, the gas margin certainly has a fair amount of volatility not only on a quarter-to-quarter basis, but certainly even more so on a month-to-month basis. I can certainly speak more accurately to the month of November. I can tell you that the month of November, we are seeing a pull back in the gas margin from what we just reported which was that $0.137 per gallon and we are falling back closer to in-line with historical average. Now keep in mind a caveat that comment by—there is fair amount of volatility month-to-month and in a typical month that could range anywhere from $0.07 up to $0.15 . So, that can change pretty

Megan O’Hara —Friedman, Billings, Ramsey Group, Inc.—Analyst

Okay. Great. And then I was hoping, in terms of operating expenses, they were a little higher than we expected but it looks like there were some one-time items. If you could quantify the various items with the increase in insurance and—

Bill Walljasper —Casey’s General Stores—CFO

Yes, I necessarily wouldn’t call them one-time items, but more probably unusual items that occur. They could occur in the future, but they were a little bit more severe than they normally would be. For instance, the large health insurance claims. We actually had about three health insurance claims that came through in October. The tune of those were about $550,000 to $600,000. The fuel expense differential I mentioned in my narrative, again, that’s another penny on earnings. As we head into the fourth quarter ,you are going to see a much more favorable comparison on the diesel fuel cost. So that should alleviate that issue.

With respect to credit card fees, we have seen a slowing in the rise of credit card fees, Megan, and I think that’s in part due to the lower retail prices that dropped significantly primarily in the month of October. What we see in the quarter—if you go back and dissect the quarter a little bit, August compared to last August, September compared to last September, and October compared to last October, we are seeing a gradual decrease in the actual fees paid in those months, in every particular month. So, we certainly—we anticipate with the lower retail environment we should see a little softer environment with credit card fees as we head into the latter part of the year.

Megan O’Hara —Friedman, Billings, Ramsey Group, Inc.—Analyst

Okay. Great. Thanks. And then just lastly in terms of dairy prices, I guess with dairy prices coming down, what are your intentions as far as entering a hedge going forward?

Bill Walljasper —Casey’s General Stores—CFO

Yes. That’s a great question. We are constantly looking at the opportunity. As you know, that $1.60 per pound that I mentioned in the narrative that we had last year in the second quarter, we were in a forward-buy of cheese at that time. Now that forward-buy of cheese will actually cycle that come January 1st. So we are going to see a little bit more favorable comparison after we get through the third quarter with respect to cheese costs. It has come down subsequent to the end of the second quarter. It’s still not at a level that we feel that we are comfortable locking in on a forward-buy.

Megan O’Hara —Friedman, Billings, Ramsey Group, Inc.—Analyst

Okay. Thanks.

Bill Walljasper —Casey’s General Stores—CFO

You bet.

Operator

Our next question comes from the line of Alex [Resdon] of FTN Midwest. Please proceed.

Alex Bissen —FTN Midwest—Analyst

Good morning, how are you doing today?

Bill Walljasper —Casey’s General Stores—CFO

Great, how are you doing?

Alex Bissen —FTN Midwest—Analyst

I’m doing pretty well. Bill, in the press release there were comments that the acquisition environment may be a little bit more favorable going forward. I was curious, what gives you confidence in that? Maybe what is the impact of lower gas prices due to that environment and credit as well?

Bill Walljasper —Casey’s General Stores—CFO

Well, we certainly think on a longer term perspective, acquisitions is a viable strategy for us with respect to unit growth. And unfortunately those comes in lumps. And you can’t always predict those. So it’s going to be a blend going forward.

First of all, unit growth—the combination of new store constructions probably somewhere in the neighborhood of 20, 25 a year and the remaining part of unit growth will be through acquisitions. What gives us the idea that it’s we are going to be a little bit more optimistic is the fact that our market area happens to be very fragmented. Over two-thirds of the store operators in our nine-state marketing areas are operators of ten stores or less and there is still pressure in the C-store industry.

You mentioned one of the factors that I think will push maybe perhaps some of the smaller operator to look to have an exit strategy that would be the credit crisis. It’s very difficult right now to go out and secure credit. Some of the credit lines are being pulled back. We are fortunate that we do have some flexibility and we do have some financial strength in that regard. So, I think that might bring about some opportunities as well. We are seeing the multiples come in line a little bit more than what they have in the recent past, another indication that perhaps that it might be a little more favorable environment.

Alex Bissen —FTN Midwest—Analyst

Okay. Bill, just following up on that, do you have there’s any potential or hope for a larger deal, a bigger block of stores that you may be able to acquire and are you confident that you could get the financing for it?

Bill Walljasper —Casey’s General Stores—CFO

Well, that’s a two-fold question. First of all, there’s always opportunities of a larger scale and we are always looking for opportunities of a larger scale, but we are also looking for those smaller units as well. We are not going to discard those in lieu of a larger opportunity. So, yes, if it’s out there we are certainly going to track it down and approach it very aggressively.

Now with respect to financing, I don’t have a concern in that regard. I don’t see financing being an obstacle for growth going forward. As I indicated we have about $137 million in cash and cash equivalents on our balance sheet. We do have a $50 million line of credit. Also, I do meet periodically with the investment bankers both that are still in operation and certainly have my fingers in the capital markets and have an understanding of where we could go in the private market to secure. I do have some of our current noteholders approaching me wanting to offer us more money. So, I don’t see that as a concern going forward.

Alex Bissen —FTN Midwest—Analyst

Switching gears a little bit, there’s some positive commentary in the press release on commodity costs and I guess I’m really talking about ingredient costs coming down. How do you guys look at that? Is that opportunity to rebuild margins? Do you think you’ll have to give some of that back to consumers terms of lower shelf prices? How do you think about commodity costs going forward?

Bill Walljasper —Casey’s General Stores—CFO

Yes. That’s a great question. And certainly commodity cost, in general, have softened a little bit subsequent to the quarter. As far as your question goes, whether we go to—and I think I understand your question—is whether we would lower retail prices in response to dropping commodity costs. I think the only way that we would do that if our competition in those areas began to drop their retail prices, we would have to make some response not to lose market share. I don’t anticipate that happening, however, we are not going to go out and actively drop our retail prices unless that does occur.

And certainly, we are revisiting with our suppliers the very fact that commodity costs have dropped, in particular the cost of fuel. And diesel fuel has dropped subsequent to the quarter. And maybe looking for some relief in regards to some of the up charges that we have experienced over the past 12 months. To answer your question, I think there might be some opportunity for some margin expansion in light of the dropping commodity costs.

Alex Bissen —FTN Midwest—Analyst

Good deal. I’m sorry. I think I missed it, did you say what traffic was in the quarter?

Bill Walljasper —Casey’s General Stores—CFO

About 2% on the same-store basis.

Alex Bissen —FTN Midwest—Analyst

And thinking about traffic in the lower cost of gasoline, I guess specifically thinking about the lower cost of gasoline, have you seen consumers change their behavior at all? Certainly, you’re selling some more gallons, but are you seeing increases in gallons per trip?

Bill Walljasper —Casey’s General Stores—CFO

Absolutely. Without question, we are seeing increased gallon per transaction move up with the lower retails.

Alex Bissen —FTN Midwest—Analyst

But I guess that’s not impacting your in-store traffic, that’s still staying pretty robust?

Bill Walljasper—Casey’s General Stores—CFO

Yes, well, certainly it does—if you look at it from this perspective, we had a situation not too long ago about three, four months ago, where people were filling up less gallons and coming back to the store more often, now we have a situation where they are filling more gallons so the need to come back for gasoline maybe a little less than it was in prior months. So, customer count may be impacted in that regard. However, from a same-store sales perspective inside the store, my comments, I think, were pretty optimistic that we are still seeing very strong same-store movement inside the store. The take away from that, the buying habits certainly haven’t changed dramatically outside of more gas consumption on a per transaction basis.

Alex Bissen—FTN Midwest—Analyst

That’s certainly good news.

Bill Walljasper—Casey’s General Stores—CFO

Yes, it is.

Alex Bissen—FTN Midwest—Analyst

And just one final question, obviously the cost of gasoline has come down quite a bit. Will that have any impact on your working capital needs?

Bill Walljasper—Casey’s General Stores—CFO

The only thing I think would have an impact is if our credit terms change for gasoline. Right now we have ten days to pay for our gasoline, we turn that product over about every three days. So, really, we are on a negative working capital situation. I don’t see a change in that regard?

Alex Bissen—FTN Midwest—Analyst

Good, thank you very much.

Bill Walljasper—Casey’s General Stores—CFO

You bet.

Operator

Our next question comes from the line of Ben Brownlow of Morgan Keegan. Please proceed.

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

Hi, good morning. Can you give us a little color on your fuel pricing strategy? I was a little surprised. It was a very healthy fuel margins relative to annual goals. But just a little surprised to see it down sequentially given the cost environment. If you could just give a little color on that.

Bill Walljasper—Casey’s General Stores—CFO

Yes, with respect to gasoline margins—yes, certainly a $0.137 gasoline margin is obviously very robust relative to what we’ve done historically. What we saw was this. Normally, as all of you probably know, normally in a downward movement of wholesale cost, which we experienced in October, and a little bit in the end of September, you have an opportunity to spread your margins. Certainly we did within that particular timeframe. But the drop in wholesale was so sharp in such a short period of time. Retails responded very quickly and more quick than they have in the past. And, albeit, so we maybe did not see the type of margin expansion that maybe some of the sell-side analysts or the buy-side analysts anticipated. We still saw some very nice margin activity. So, that was the environment that we were in.

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

Do you think you gained any market share in Q2?

Bill Walljasper—Casey’s General Stores—CFO

It’s hard to say. It’s a really short period of time. I would be—I would hesitate to even make that comment in such a short period of time. Obviously, the same-store gallon movement late in the quarter with October was a very positive sign. And as I mentioned, or at least alluded to, the same-store gallon movement continues to be positive in November as we are still in the lower retail price environment.

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

And I guess this is probably somewhat hard to quantify, but when you look at your competition in the markets, do you feel that you were priced below the competition in terms of fuel?

Bill Walljasper—Casey’s General Stores—CFO

I wouldn’t say that. I think the only time—I mean, as you know, Ben, our philosophy with gas pricing is to match the competition. We identify who that competition is in a geographic area surrounding our store and then we will check that periodically throughout the day and make adjustments accordingly. That philosophy hasn’t changed in the time I’ve been with the Company. It certainly hasn’t changed recently. The only time that we would be below our competition is if we felt our competition was maybe taking advantage of the situation unjustly and certainly are not going to be in a position to gouge a customer.

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

And then recently have heard and read of some price wars in the Midwest region, are you seeing anything like that in November?

Bill Walljasper—Casey’s General Stores—CFO

Yes, we have seen, it’s in certain pockets of our nine state area. The St. Louis market is certainly being very competitive with their pricing. And I think overall with respect to the most recent month, relative to what would you have seen in the past 12 months, it’s certainly a more competitive pricing environment.

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

Okay. Great. And then one last question for me. On the operating expenses, when you look to Q3 is there any reason to expect a dollar consequential increase given all the favorable cost movements, lower credit card fees, internal fuel expenses, et cetera?

Bill Walljasper—Casey’s General Stores—CFO

You might want to rephrase your question for me. Are you asking me are we going to see a downward movement in dollars or a decrease in the—?

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

The dollar movement. Is there any reason to expect operating costs to actually, operating expenses to increase from Q2 to Q3?

Bill Walljasper—Casey’s General Stores—CFO

Well, I will hedge that and say, I will probably answer it in this particular fashion. As we come into the third quarter, there are things working in our favor just from a pure comparative standpoint. As you may recall, we had a relatively severe tanker accident that ran through the third quarter last year. Not that we have tankers accidents, but in the 19, almost 20 years, that I have been with the Company, we did not have a tanker accident that cost us a penny on earnings. And that ran through the third quarter. So that ran through the operating expense insurance line.

Also, as you may recall, we had a very harsh winter last year. That’s not to say we are aren’t going to have a harsh winter, but I can tell you the month of December was just a horrendous weather month for us having a major snowstorm or ice storm every weekend of the month. So utilities certainly ran higher than normal. Then some other insurance type claims with slip and falls associated with inclement weather is what we are comparing against. So, I see us being in a very favorable situation from a comparative standpoint and operating expenses.

Ben Brownlow—Morgan Keegan & Co., Inc.—Analyst

Obviously with the one times in Q2 and tailwinds ahead of you and likely be coming down soon. Okay. Great. Thanks.

Bill Walljasper—Casey’s General Stores—CFO

Thanks, Ben.

Operator

Our next question comes from the line of Anthony Lebiedzinski of Sidoti & Company. Please proceed.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Good morning, guys. A couple questions here, it looks like there are some reports out there forecasting that farming economy is going to be coming down in 2009. What’s your take on that? If that’s indeed true, how would that impact your business, your customer traffic?

Bill Walljasper—Casey’s General Stores—CFO

I really would not look for that to have a material impact on our customer traffic. We’ve seen the agriculture economy robust as we have seen recently. We’ve also seen it where it’s been a little bit more challenged and we have faired very well in both of those times. So, I don’t think I would see a material change in our business in that regard.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay. So with falling commodity costs, is it safe to assume that you don’t plan to do any more price increases as you have done in the past several

Bill Walljasper—Casey’s General Stores—CFO

I would never say that, but certainly we would have to take a stronger look at that. If we feel there’s opportunities from a strategic standpoint that still may happen. But given the fact that we’ve had a series of price increases over the past 12 to 18 months, maybe a little bit less likely than what it had been back then.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay. I was also wondering, given the falling gas prices, has there been any significant change in credit card utilization from your customers?

Bill Walljasper—Casey’s General Stores—CFO

Yes, yes, and I say that just a little bit hesitant because it’s only one month or so and whether it’s a trend or not. I wouldn’t come out and necessarily say that but as I look, and I look at it different ways, Anthony, if I look at just the fees that we pay in the quarter, obviously they are down relative to the increases we’ve been experiencing in the past quarters. As I mentioned, we had a 22% increase in credit card fees but we have been tracking at 30%, 35%.

And sequentially, when I look at August, September, October, I see a gradual decrease in the fees. When I go and look at the transactions, I also see a gradual decrease in the transactions of credit cards in those same months. So, we’ll keep our eye on that to see if there’s a situation where we have actually maybe plateaued in credit card fee utilization or actually we are coming down and we’ll report on that accordingly.

Anthony Lebiedzinski—Sidoti & Company—Analyst

So what’s the percent of transactions that were—- that you had the credit card usage in the quarter? Can you quantify that?

Bill Walljasper—Casey’s General Stores—CFO

Absolutely. When I look at the $1.4 billion in sales that we did in the quarter, of those sales, about 51% were credit card sales. They were about 52% in the Q1 of ‘09, to give you an idea sequentially.

Anthony Lebiedzinski—Sidoti & Company—Analyst

All right. That helps. Okay. Thank you very much.

Bill Walljasper—Casey’s General Stores—CFO

Thank you.

Operator

Our next question comes from the line of Karen Howland of Barclays Capital. Please proceed.

Karen Howland—Barclays Capital—Analyst

Good morning.

Bill Walljasper—Casey’s General Stores—CFO

Hi Karen.

Karen Howland—Barclays Capital—Analyst

Hi. I was wondering if you could—- you were talking about acquisitions before. Did you say that the multiple (inaudible) were expecting have come down? Have you changed your threshold as far as what multiples you would be willing to pay?

Bill Walljasper—Casey’s General Stores—CFO

We haven’t changed, no, but what we are seeing is that disconnect that we have seen in the past roughly 12 months start to narrow to be a little bit more reasonable. It wasn’t uncommon to see double-digit multiple requests for some of the assets we were looking at and that seems to be narrowing. That was the point of the comment.

Karen Howland—Barclays Capital—Analyst

Despite the fact that presumably your competitors are also, right now, tracking off of record high gas margins.

Bill Walljasper—Casey’s General Stores—CFO

Yes. They are coming back in line.

Karen Howland—Barclays Capital—Analyst

Do they seem to recognize that they have to be—the multiple has to be applied to a normal cash flow level as compared to an inflated gas margin level?

Bill Walljasper—Casey’s General Stores—CFO

We certainly try to educate in that direction, that’s for sure. Because that’s exactly right, the caution that we have here is trying to apply a multiple, what seems to be a reasonable multiple, on maybe an unsustainable cash flow based on maybe a gas margin that’s going to come back to more historical levels. So, now I will say this, Karen, if the gas margins we’ve been experiencing over the last six quarters continue eventually then things will change. Because we typically look at three-year averages of gas margins to try to come up, their three-year average and our three-year average. So, obviously, if we continue to have high gas margins, those are going to be incorporated into that type of calculation.

Karen Howland—Barclays Capital—Analyst

And you’re saying, though, so far November they’ve come back down toward a more normal $0.108 to $0.11.

Bill Walljasper—Casey’s General Stores—CFO

Not just November, but probably the last quarter that they’ve come back into the normalized level. When I say normalized level. We are seeing it closer to that 5.5 to 7.0, 7.5 type range on a trailing basis.

Karen Howland—Barclays Capital—Analyst

Great. Thank you for that color. If I look at your operating expenses, I was wondering if there’s any incremental operating expense associated with the fact that you’re opening up new centers this year as compared to, I think, I don’t believe you opened up any last year?

Bill Walljasper—Casey’s General Stores—CFO

Yes, you’re exactly right. Obvious when we open more units we are going to have some operating expenses to operate those particular units. So certainly as, we only open 12 stores last fiscal year. We had 15 through the first six months. So, as we accelerate that towards the latter half of the year, the operating expenses segment of that will certainly come through in those periods.

Karen Howland—Barclays Capital—Analyst

And any indication—- any thoughts as far as on a per center basis what the incremental operating expenses would be?

Bill Walljasper—Casey’s General Stores—CFO

No, we really haven’t given that out, Karen. I wouldn’t look for us to try to dissect that and pull that out. Really, quite honestly, Karen, it’s harder to predict because it will depend on the volume that that new store is generating. We may have a store that’s a little slower to mature that maybe not generating the same type of operating expenses as a same store that takes off gangbusters. They will certainly have higher utility costs, higher wage costs, more credit card fees associated with it. So, it’s a little bit more challenge to go predict on a per unit basis like that.

Karen Howland—Barclays Capital—Analyst

Okay. I think you were talking about the credit card utilization and the credit card fees. Were you saying that you actually expect the credit card fees to be down or the growth rate to be down?

Bill Walljasper—Casey’s General Stores—CFO

Growth rate, yes.

Karen Howland—Barclays Capital—Analyst

Okay. Perfect. Thank you very much.

Bill Walljasper—Casey’s General Stores—CFO

You bet, Karen.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from the line of Mike Smith of Kansas City Capital. Please proceed.

Mike Smith—Kansas City Capital—Analyst

Good morning.

Bill Walljasper—Casey’s General Stores—CFO

Hi Mike.

Mike Smith—Kansas City Capital—Analyst

What was the capital expenditures in the second quarter and what have you got them programmed for the year, I guess if you make your goal of 55 to 60 new stores?

Bill Walljasper—Casey’s General Stores—CFO

Coming into the year, Mike, the CapEx budget was $130 million. The queue will be coming out this Friday. You’ll is a comment in the queue that we still anticipate to be about $130 million. The CapEx for the first six months was $68 million, $68.1 million. I’ll break that down into some buckets for you, that might help you out.

New stores, which would include constructions in progress, is about $17 million. Acquisitions are going to be about $12 million. Replacement stores are about $17 million. Transportation, about $6 million. And the remaining $16 million or so is going to be just remodeling and general maintenance. That should get you right about that $68 million.

Mike Smith —Kansas City Capital—Analyst

Great. Thank you.

Bill Walljasper —Casey’s General Stores—CFO

Thanks, Mike

Operator

I’m showing we have no further questions in the queue. I’d like to turn the call over to Mr. Bill Walljasper for closing remarks.

Bill Walljasper —Casey’s General Stores—CFO

Thanks, Francine. Again, I’d like to thank everybody and as a reminder same-store sales for November will be released December 15. Thanks again and enjoy the holiday.

Operator

Thank for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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